Exhibit 16.1

November 1, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are the principal accountants for Electro-Sensors, Inc. and Subsidiaries through the date of issuance of our report on its financial statements as of and for the year ended December 31, 2005. Additionally, under the date of January 28, 2005, we reported on the consolidated financial statements of Electro-Sensors, Inc. and Subsidiaries as of and for the years ended December 31, 2004 and 2003. On October 26, 2005 we were notified that our appointment as principal accountants will be terminated, effective with the issuance of our report on the 2005 financial statements. We have read Electro-Sensors, Inc. and Subsidiaries’ statements included under Item 4 of its Form 8-K dated June 24, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Electro-Sensors, Inc. and Subsidiaries’ statement that the change was approved by the board of directors and audit committee, or the statements that the Registrant did not consult with Boulay, Heutmaker, Zibell & Co. PLLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant’s financial statements, that Boulay, Heutmaker, Zibell & Co. PLLP concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) with respect to any disagreement with or reportable event in connection with the performance of services by Virchow, Krause & Company, LLP.

Sincerely,

/s/ Virchow, Krause & Company, LLP